EXHIBIT 24


LINCOLN ELECTRIC HOLDINGS, INC.

Power of Attorney
To Sign and File Section 16 and Rule 144 Reporting Forms

     THE UNDERSIGNED, John M. Stropki, Jr., a Director and Executive Officer of Lincoln Electric Holdings, Inc. hereby constitutes and appoints Frederick G. Stueber, Vincent K. Petrella, Paul R. Klingensmith and Jennifer I. Ansberry, or any of them, as his or her attorney-in-fact to sign and file on the undersigned's behalf (i) any and all forms and reports required under Section 16 of the Securities Exchange Act of 1934, including all Forms 3, 4 and 5, relating to Lincoln's equity securities and (ii) any and all notices required by Rule 144 under the Securities Act of 1933 with respect to the sale of shares of Lincoln's equity securities. This power of attorney shall remain valid, unless revoked in writing, for as long as the undersigned serves as a Director and/or an Executive Officer of Lincoln or until the reporting obligation ceases (whichever first occurs).

     IN WITNESS WHEREOF, the undersigned hereunto places his hand.

                               /s/  John M. Stropki, Jr.
                                    John M. Stropki
Date: 4/29/04